CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC

and

OXFORD GLYCOSCIENCES PLC

and

THE BANK OF NEW YORK

As Depositary

and

OWNERS AND BENEFICIAL OWNERS OF

AMERICAN DEPOSITARY RECEIPTS

Amendment No. 1 dated as of______________, 2003

(to OGS Deposit Agreement dated as of December 20, 2000)

AMENDMENT NO. 1 TO THE OGS DEPOSIT AGREEMENT

This AMENDMENT NO. 1, dated as of __________, 2003 to the OGS Deposit Agreement (as hereinafter defined), among CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC, incorporated under the laws of England and Wales (herein called the “Company”), OXFORD GLYCOSCIENCES PLC, incorporated under the laws of England and Wales (herein called “OGS”), THE BANK OF NEW YORK, a New York banking corporation (herein called the “Depositary”), and all Owners and holders from time to time of American Depositary Receipts issued hereunder.

W I T N E S S E T H :

WHEREAS, OGS, The Bank of New York, as depositary, and all owners and beneficial owners from time to time of American depositary receipts issued thereunder entered into a deposit agreement dated as of December 20, 2000 (the “OGS Deposit Agreement); and

WHEREAS, the Company, The Bank of New York, as depositary, and all Owners and holders from time to time of Receipts issued thereunder entered into a deposit agreement dated as of June 7, 2001 (the “Company Deposit Agreement”); and

WHEREAS, the Boards of the Company and OGS have announced their intention to merge the two companies to be effected by way of a scheme of arrangement under Section 425 of the Companies Act of 1985, as amended (the “Merger”); and

WHEREAS, as a result of the Merger, each holder of OGS ordinary shares will receive Company Shares and each holder of OGS American depositary shares will receive American Depositary Shares of the Company for each OGS American depositary share held by such holder; and

WHEREAS, the Company and OGS now desire to amend the OGS Deposit Agreement to (i) cause its terms to become in all material respects identical with the terms of the Company Deposit Agreement, (ii) combine the depositary facility created by the OGS Deposit Agreement with the depositary facility created by the Company Deposit Agreement and (iii) cause all American Depositary Shares outstanding under the Company Deposit Agreement to become fungible with the American depositary shares outstanding under the OGS Deposit Agreement;

NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties hereto as follows:

SECTION 1.  Effective Date.

This Amendment No. 1 to the OGS Deposit Agreement shall be deemed effective as of the date the Merger becomes effective (the “Effective Date”).

SECTION 2. Amendment.

The text of the OGS Deposit Agreement (including Exhibit A thereto) is hereby deleted in its entirety and replaced by Exhibit 1 to this Amendment No. 1.

SECTION 3. Form of Receipt.

The form of Receipt is hereby amended and restated in its entirety by substituting the form of Receipt annexed as Exhibit A to Exhibit 1 of this Amendment.

SECTION 4.  OGS Holders.

On the Effective Date, by virtue of the Merger each OGS American depositary receipt shall thenceforth represent the right to receive, upon surrender of such OGS American depositary receipt, Receipts of the Company evidencing American Depositary Shares of the Company, in a ratio of 0.3620 American Depositary Shares of the Company for each OGS American depositary share evidenced by such surrendered OGS American depositary receipt.  After the Effective Date, the Depositary shall call for the surrender of outstanding OGS American depositary receipts as of the applicable record date in exchange for new Receipts evidencing such American Depositary Shares.  In lieu of delivering fractional American Depositary Shares upon surrender of OGS American depositary receipts, the Depositary shall sell the amount of American Depositary Shares or Shares represented by the aggregate of such fractions and distribute the proceeds of such sale, net of the expenses of the Depositary, pro rata to the former holders of OGS American depositary receipts entitled thereto.

SECTION 5.  Miscellaneous.

This Amendment No. 1 is for the exclusive benefit of the Company, OGS, the Depositary, their respective successors hereunder, and the Owners and holders of Receipts and shall not give any legal or equitable right, remedy or claim whatsoever to any other person.  The Owners and holders of Receipts from time to time shall be parties to this Amendment No. 1 and shall be bound by all of the provisions hereof. If any such provision is invalid, illegal or unenforceable in any respect, the remaining provisions shall in no way be affected thereby. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

SECTION 6.  Definition

Terms used herein shall have the same meaning as in Exhibit 1 to this Amendment No. 1, unless otherwise defined herein.

IN WITNESS WHEREOF, CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC, OXFORD GLYCOSCIENCES PLC and THE BANK OF NEW YORK have duly executed this Amendment No. 1 to Deposit Agreement as of the day and year first set forth above.

CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC

By:

Name:

Title:

OXFORD GLYCOSCIENCES PLC

By:

Name:

Title:

THE BANK OF NEW YORK,

as Depositary

By:

Name:

Title: